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                                                                    EXHIBIT 23.1




              CONSENT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference to our firm in the Registration Statement (Form S-8) pertaining to the Actel Corporation 1986 Incentive Stock Option Plan, the Actel Corporation 1993 Directors' Stock Option Plan, the Actel Corporation 1995 Employee and Consultant Stock Plan, and the Actel Corporation 2003 Director Stock Option Plan and to the incorporation by reference therein of our report dated January 22, 2003, with respect to the consolidated financial statements of Actel Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP
San Jose, California
January 21, 2004